Exhibit 10.2

EXECUTION VERSION

December 30, 2012

This Plan Support and Lockup Agreement (this “Agreement”), by and among each of the Consenting Lenders (as defined below) and the LodgeNet Parties (as defined below) sets forth certain terms and conditions pursuant to which (i) LodgeNet Interactive Corporation (“LodgeNet Interactive”) and (ii) LodgeNet StayOnline, Inc., LodgeNet International, Inc., LodgeNet Healthcare, Inc., On Command Corporation, On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Island Video Entertainment Corporation, Spectradyne International, Inc., The Hotel Networks, Inc. and Hotel Digital Network, Inc., each in its capacity as a guarantor under the Prepetition Credit Agreement (as defined below) (collectively with LodgeNet Interactive, the “LodgeNet Parties”) will propose a restructuring (the “Restructuring”) of the LodgeNet Parties’ outstanding obligations under the Prepetition Credit Agreement, to be effectuated pursuant to a joint chapter 11 plan of reorganization (a “Plan”), with the support of the undersigned creditors signatory hereto (collectively, the “Consenting Lenders” and each lender under the Prepetition Credit Agreement generally referred to as a “Prepetition Lender”) who are party to and/or a holder of indebtedness under that certain Credit Agreement dated as of April 4, 2007, by and among LodgeNet Interactive, the Prepetition Lenders and Gleacher Products Corp., as administrative agent (in such capacity the “Prepetition Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”).  The implementation of the Plan shall involve the investment by Col-L Acquisition, LLC, Par Investment Partners, L.P., Nala Investments LLC, MAR Capital Fund I, L.P., MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P. (collectively, the “Purchasers”), in LodgeNet Interactive as contemplated in (x) the Investment Agreement (the “Investment Agreement”), among Purchasers, LodgeNet Interactive, Colony Capital, LLC, a Delaware limited liability company (“Colony”), for the limited purposes set forth therein, and the other parties thereto, and (y) the Plan.

Each LodgeNet Party and each Consenting Lender and each person that becomes a party hereto in accordance with the terms hereof are collectively referred to as the “Parties” and individually as a “Party.”  Claims of the Prepetition Lenders under the Prepetition Credit Agreement are the “Lender Claims”.

For purposes of this Agreement, the term “Requisite Consenting Lenders” means Consenting Lenders holding more than 50% of all Lender Claims held by all Consenting Lenders at any relevant moment in time; provided, however, that only the holdings of those Consenting Lenders who elect to participate in the deliberations with respect to the issue for which consent of the Requisite Consenting Lenders is sought shall be counted for purposes of calculating Requisite Consenting Lenders.

In consideration of the execution and delivery of the other agreements contemplated hereby, and for other good and valuable consideration, the Parties hereby agree as follows:

1.                                      Bankruptcy Process.

(a)                                 On the date the LodgeNet Parties commence the Restructuring (the “Petition Date”) by commencing, in accordance with the terms of this Agreement, a voluntary case (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), the LodgeNet Parties shall file with the Bankruptcy Court (i) the Plan in the form attached hereto as Exhibit A (the “Approved Plan”), as may be amended, modified or supplemented only in accordance with Section 9 hereunder and (ii) the related disclosure statement (the “Disclosure Statement”).

(b)                                 Each of the following shall be consistent in all respects with this Agreement and the Approved Plan, and (x) as to the documents in clauses (i) through (iv) shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders, provided that such documents shall be in form and substance acceptable to the Requisite Consenting Lenders, without regard to reasonableness, with respect to any terms that have an effect on the Consenting Lenders and (y) as to the documents in clauses (v) through (x) shall be in all respects in form and substance acceptable to the Requisite Consenting Lenders: (i) the Disclosure Statement, (ii) the materials relating to the Solicitation (as defined below), (iii) any proposed order approving the Disclosure Statement (the “Disclosure Statement Order”), (iv) any proposed confirmation order confirming the Approved Plan (the “Confirmation Order”), it being acknowledged that the form of Confirmation Order attached to the Investment Agreement is in form and substance acceptable to the Requisite Consenting Lenders, (v) any order approving on an interim basis the DIP/Cash Collateral Motion (defined below) (the “Interim DIP Order”); (vi) any order approving on a final basis the DIP/Cash Collateral Motion on terms substantially similar to the Interim DIP Order (the “Final DIP Order” and collectively with the Interim DIP Order the “DIP Orders”), (vii) any orders approving on an interim or final basis the use of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), in which the Prepetition Agent and Prepetition Lenders have a lien, security interest or other interest (the “Interim Cash Collateral Order” and the “Final Cash Collateral Order”, respectively, and collectively the “Cash Collateral Orders”) and (viii) the Exit Loan Agreement (as defined in the Approved Plan), consistent with the Exit Term Loan Term Sheet (as defined in the Approved Plan) (ix) the Intercreditor Agreements (as defined in the Approved Plan), consistent with the Exit Term Loan Term Sheet; and (x) the Amended and Restated Guarantee and Collateral Agreement (as defined in the Approved Plan), consistent with the Exit Term Loan Term Sheet (documents in (viii) through (x), along with any other related or similar documents, collectively, the “New Term Loan Documents”).

(c)                                  The Exit Revolver Agreement (as defined in the Approved Plan) shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders

2.                                      Representation of the Parties.  Each Party hereby represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                                 It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)                                 The execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby (the “Transactions”) does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) with respect to the LodgeNet Parties only, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party (except as a direct result of the filing of the Chapter 11 Cases).

(c)                                  This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(d)                                 If such Party is a LodgeNet Party, such LodgeNet Party represents that the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except as may be necessary or required for approval by the Bankruptcy Court of such LodgeNet Party’s authority to implement this Agreement and the Transactions or for filings pursuant to the Securities Exchange Act of 1934, as amended.

(e)                                  If such Party is a Consenting Lender, such Consenting Lender (i) either (A) is the sole legal and beneficial owner of the Lender Claims set forth below its name on the signature page hereof (or the Joinder (as defined below)), free and clear of all claims, liens and encumbrances, or (B) has sole investment and voting discretion with respect to such Lender Claims in respect to matters relating to the Restructuring contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such Lender Claims to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Lender Claims in respect to matters relating to the Restructuring contemplated by this Agreement and dispose of, exchange, assign and transfer such Lender Claims (with respect to a Consenting Lender, all Lender Claims under clauses (A) and (B) and any additional Lender Claims it owns or has such control over from time to time or acquires after the Execution Date (as defined in Section 13 hereunder), collectively, its “Consenting Lender Claims”).  Further, such Consenting Lender has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such Lender Claims that are subject to this Agreement, the terms of which agreement are, as of the date hereof, inconsistent with the representations and warranties of such Prepetition Lender Party herein or would render such Prepetition Lender Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

(f)                                   If such party is a Consenting Lender, such Consenting Lender (i) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended), (ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and (iii) has conducted an independent review and analysis of the business and affairs of LodgeNet Interactive that it considers sufficient and reasonable for purposes of entering into this Agreement.

3.                                      Agreements of the Consenting Lenders.

(a)                                 Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated and except as the LodgeNet Parties may expressly release the Consenting Lenders in writing from any of the following obligations, each Consenting Lender shall:

(i)                                     (A) agree to vote its Lender Claims in favor of the Approved Plan (when solicited to do so and no later than ten (10) days after the commencement of the Solicitation), (B) deliver its duly executed and completed ballot(s) voting in favor of such Approved Plan on a timely basis following commencement of the Solicitation for such Approved Plan, and (C) not change or withdraw such agreement or vote (or cause or direct such agreement or vote to be changed or withdrawn);

(ii)                                  support the Approved Plan, not object to, or vote any of its Lender Claims to reject or impede, the Approved Plan, support directly or indirectly any such objection or impediment or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Approved Plan filed by any of the LodgeNet Parties in connection with the Chapter 11 Cases and confirmation of the Approved Plan;

(iii)                               not directly or indirectly seek, solicit, support, encourage, vote its Lender Claims for, or consent to (A) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring for any of the LodgeNet Parties (each, an “Alternative Proposal”) other than the Approved Plan or (B) any other action that is materially inconsistent with, or that would materially delay or materially obstruct the Approved Plan; provided, however, nothing in this Agreement shall be read to restrict any Consenting Lender’s right to object to, or otherwise oppose, any motion seeking approval of (x) any key employee incentive plan, (y) any severance-related plan to the extent it relates to the participants in any key employee incentive plan, or severance payments to any participants in any key employee incentive plan or (z) any similar motions related thereto, all of which rights are expressly preserved; provided, however, the Consenting Lenders shall not object to approval of a key employee retention plan for the “rank and file” on the terms as disclosed in the Form 8-K filed by LodgeNet Interactive on November 28, 2012; and

(iv)                              enter into the New Term Loan Documents on the terms set forth in the Exit Term Loan Term Sheet, with such changes as the Requisite Consenting Lenders, the LodgeNet Parties and Purchasers mutually agree.

(b)                                 Each Consenting Lender agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not sell, transfer, assign or otherwise dispose of any Lender Claims, or any option thereon or any right or interest (voting or otherwise) in any or all of its Lender Claims (including, without limitation, any participation therein) unless (i) the transferee, participant or other party (A) is a Consenting Lender or (B) satisfies the representations hereunder with respect to the transferring Consenting Lender, and agrees in writing to assume and be bound by all of the terms of this Agreement with respect to all Lender Claims such transferee, participant or other party currently holds or shall acquire in the future by executing the joinder attached hereto as Exhibit B (the “Joinder”) (such transferee, participant or other party, if any, to also be a “Consenting Lender” hereunder from and after such transfer).  If a transferee of any of the Lender Claims is not a Consenting Lender or does not execute a Joinder in substantially the form attached hereto as Exhibit B within three (3) business days of the completion of such transfer, participation or other grant or otherwise agree to be bound by all of the terms of this Agreement, then such sale, transfer, assignment or other disposition of the Lender Claims or related option, right or interest shall be deemed void ab initio.  This Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Lender Claims; provided, however, that any such additional Lender Claims shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Lender agrees that such additional Lender Claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Lender Claims entitled to vote on the Approved Plan (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with this Section 3.  Subject to the terms and conditions of any order of the Bankruptcy Court, each Consenting Lender agrees to provide to the Prepetition Agent, counsel to the Prepetition Agent and to counsel for the LodgeNet Parties (i) a copy of any Joinder and (ii) a notice of the acquisition of any additional Lender Claims, in each case within three (3) business days of the consummation of the transaction disposing of, or acquiring, Lender Claims.  Notwithstanding the foregoing, this Section 3(b) shall not apply to any transferee that specifies in the documentation executed in connection with the transfer of Lender Claims that it is acting as a “Riskless Principal,” as such term is defined by the Loan Syndications and Trading Association in its Standard Terms and Conditions for Distressed Trade Confirmations; provided, however, that (i) such Riskless Principal shall be obligated to transfer such Lender Claims within one (1) business day of its receipt thereof (or otherwise to execute the Joinder in substantially the form attached hereto as Exhibit B) and (ii) any subsequent transferee of such Riskless Principal shall be required to make the representations of the transferring Consenting Lender and execute the Joinder in substantially the form attached hereto as Exhibit B.  For the avoidance of doubt, GSS Master SPC — Hayman Segregated Portfolio is not a Party to this Agreement and nothing herein shall be read to bind GSS Master SPC — Hayman Segregated Portfolio to this Section 3(b) or any other provision of this Agreement.

(c)                                  Each of the Consenting Lenders consents to the (a) LodgeNet Parties’ use of the “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), in which the Prepetition Agent and Prepetition Lenders have a lien, security interest or other interest, and (b) the LodgeNet Parties obtaining debtor in possession financing and granting first-priority priming, valid, perfected, and enforceable liens, on substantially all of the LodgeNet Parties’ assets and superpriority administrative expense claim status in respect of all obligations under the debtor in possession financing loan, in each case consistent in all respects with the DIP Term Sheet attached hereto as Exhibit C and pursuant to an Interim DIP Order and Final DIP Order.

4.                                      Agreements, Representations and Warranties of the LodgeNet Parties

(a)                                 Subject to the terms and conditions hereof, so long this Agreement has not been terminated, and except as the Requisite Consenting Lenders may expressly release the LodgeNet Parties, as applicable, in writing from any of the following obligations,

(i)                                     Without limiting the obligations of Section 1(b), the LodgeNet Parties hereby agree that they shall provide draft copies of all motions, including (A) a motion seeking approval of the Disclosure Statement and the materials related to the solicitation of votes for the Restructuring pursuant to the Bankruptcy Code (the “Solicitation”) and (B) all “first day” motions (including proposed forms of orders), including but not limited to any motion seeking approval of debtor in possession financing and use of cash collateral (the “DIP/Cash Collateral Motion”), consistent in all respects with the DIP Term Sheet attached hereto as Exhibit C, and applications and other documents the LodgeNet Parties intend to file with the Bankruptcy Court to Akin Gump Strauss Hauer and Feld LLP, counsel to the Prepetition Agent (“Akin Gump”) as soon as reasonably practicable, but in no event less than three (3) calendar days before such documents are filed with the Bankruptcy Court, and shall consult in good faith with Akin Gump regarding the form and substance of any such proposed filing.

(ii)                                  The LodgeNet Parties agree to use commercially reasonable efforts to (A) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement, as applicable, (B) take any and all necessary and appropriate actions in furtherance of the Restructuring and the other actions contemplated under the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement, (C) take necessary and appropriate steps to seek approval of the DIP/Cash Collateral Motion and entry of the DIP Orders and/or the Cash Collateral Orders, (D) obtain any and all required regulatory approvals and third-party approvals for the Restructuring, and (E) not take any actions inconsistent with this Agreement, the Approved Plan, the confirmation and consummation of the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement.

(iii)                               The LodgeNet Parties shall cause each of their subsidiaries to use their commercially reasonable efforts to (A) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement, (B) take any and all necessary and appropriate actions in furtherance of the Restructuring and the other actions contemplated under the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement, as applicable, and (C) not take any actions inconsistent with this Agreement, the Approved Plan, the confirmation and consummation of the Approved Plan, the New Term Loan Documents and the Exit Revolver Agreement.

(iv)                              Except as required by the fiduciary duties of their respective boards of directors, the LodgeNet Parties shall not, directly or indirectly, seek, solicit, negotiate, support or engage in any discussions relating to, or enter into any agreements relating to, any Alternative Proposal other than the Approved Plan (as it may be amended, supplemented or otherwise modified as provided herein), nor shall the LodgeNet Parties solicit or direct any person or entity, including, without limitation, any member of the LodgeNet Parties’ boards of directors or any holder of equity in the LodgeNet Parties, to undertake any of the foregoing; provided, however, that the LodgeNet Parties may agree to modifications to the Approved Plan and the Disclosure Statement, as provided herein.

(v)                                 The LodgeNet Parties will not amend or waive any terms of the Investment Agreement if such amendment or waiver would have an adverse effect on any Consenting Lender, without the consent of the Requisite Consenting Lenders.

(vi)                              The LodgeNet Parties shall use their commercially reasonable efforts to consummate the transactions contemplated by the Investment Agreement as promptly as practicable.

(vii)                           The LodgeNet Parties and each of their subsidiaries shall waive, and shall receive no distribution under the Approved Plan on account of, any Lender Claims that may be held by the LodgeNet Parties or any of their subsidiaries or affiliates.

(b)                                 Substantially simultaneously with the execution of this Agreement, the LodgeNet Parties shall pay all reasonable documented fees and expenses of (i) Akin Gump in accordance with the terms of the existing engagement letter between Akin Gump and LodgeNet Interactive and (ii) CDG Group, Inc., financial advisor to the

Prepetition Agent, in accordance with the terms of its existing engagement letter, that are due and owing as of the Execution Date.

5.                                      Termination of Obligations.  This Agreement may be terminated as follows:

(a)                                 by the mutual written consent of the LodgeNet Parties and the Requisite Consenting Lenders, provided that notice of such termination is provided within one (1) business day to the persons and entities listed on Schedule 1 annexed hereto, in accordance with Section 14 hereof; it being understood that any termination hereof by the LodgeNet Parties would be a breach of the Investment Agreement, unless such termination occurs in accordance with the LodgeNet Parties’ fiduciary duties.

(b)                                 by the Requisite Consenting Lenders, upon the material breach by any LodgeNet Party of any of the undertakings, representations, warranties or covenants of the LodgeNet Parties set forth in this Agreement, including the LodgeNet Parties’ obligations under Section 4, which breach remains uncured for a period of three (3) business days after the receipt by Purchaser and LodgeNet Interactive of written notice of such breach from the Prepetition Agent or any Consenting Lender, unless waived by the Requisite Consenting Lenders;

(c)                                  by LodgeNet Interactive, upon the material breach by any Consenting Lender of any of the undertakings, representations, warranties or covenants of the Consenting Lenders set forth in this Agreement, including the Consenting Lenders’ obligations under Section 3, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach from the LodgeNet Parties unless waived by the LodgeNet Parties; provided, however, if the LodgeNet Parties otherwise have sufficient support from the other non-breaching Consenting Lenders to obtain confirmation of the Approved Plan notwithstanding such breach, such breach shall not result in termination of this Agreement;

(d)                                 by the Requisite Consenting Lenders upon the occurrence of any of the following, unless, if applicable, the applicable deadline is extended by the Requisite Consenting Lenders in writing:

(i)                                     at 5:00 p.m. prevailing Eastern Time on January 31, 2013, unless the Petition Date has occurred and the LodgeNet Parties have filed the Approved Plan and Disclosure Statement, in accordance with Sections 1(a) and 1(b) hereof;

(ii)                                  at 5:00 p.m. prevailing Eastern Time on the first business day that is five (5) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered either (a) the Interim DIP Order consistent in all respects with the DIP Term Sheet attached hereto as Exhibit C or (b) the Interim Cash Collateral Order providing the Prepetition Lenders with adequate protection as set forth in the DIP Term Sheet attached hereto as Exhibit C, in each case in accordance with Section 1(b) hereof, so long as the Consenting Lenders have taken reasonable efforts to support such interim orders;

(iii)                               at 11:59 p.m. prevailing Eastern Time on the first business day that is forty-five (45) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered either (a) the Final DIP Order consistent in all respects with the DIP Term Sheet attached hereto as Exhibit C or (b) the Final Cash Collateral Order providing the Prepetition Lenders with adequate protection as set forth in the DIP Term Sheet attached hereto as Exhibit C, in each case in accordance with Section 1(b) hereof, so long as the Consenting Lenders have taken reasonable efforts to support such final orders;

(iv)                              at 11:59 p.m. prevailing Eastern Time on the first business day that is sixty (60) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Disclosure Statement Order, in accordance with Section 1(b) hereof (the “Disclosure Statement Approval Date”);

(v)                                 at 11:59 p.m. prevailing Eastern Time on the first business day that is ten (10) calendar days after the Disclosure Statement Approval Date, unless the LodgeNet Parties have commenced the Solicitation (the “Solicitation Commencement Date”);

(vi)                              at 11:59 p.m. prevailing Eastern Time on the first business day that is (A) in the case the Solicitation Commencement Date occurs on or prior to the Petition Date sixty (60) calendar days after the Petition Date or (B) in the case the Solicitation Commencement Date occurs after the Petition Date, the earlier of (x) sixty (60) calendar days after the Solicitation Commencement Date and (y) one hundred and twenty (120) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Confirmation Order, in accordance with Section 1(b) hereto and in the form of the Confirmation Order attached to the Investment Agreement;

(vii)                           at 11:59 p.m. prevailing Eastern Time on the first business day that is fifteen (15) calendar days following entry by the Bankruptcy Court of the Confirmation Order if there has not occurred substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Approved Plan on or before such date;

(viii)                        upon the filing by the LodgeNet Parties of any motion or other request for relief seeking to (1) dismiss any of the Chapter 11 Cases, (2) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (3) appoint a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(ix)                              upon the entry of an order by the Bankruptcy Court (1) dismissing any of the Chapter 11 Cases, (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (3) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (4) terminating or shortening exclusivity under section

1121 of the Bankruptcy Code, (5) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of the LodgeNet Parties, regarding or relating to the LodgeNet Parties;

(x)                                 upon the withdrawal, amendment or modification by the LodgeNet Parties of the Approved Plan, the Disclosure Statement, the Confirmation Order, the New Term Loan Documents or the Exit Revolver Agreement, in any manner other than as may be permitted in Section 9 hereof, or the filing by a LodgeNet Party of a pleading seeking to amend or modify the Interim DIP Order or Final DIP Order, the Approved Plan, the Disclosure Statement, the Confirmation Order, the New Term Loan Documents or the Exit Revolver Agreement, in each case without the consent of the Requisite Consenting Lenders, or if any of the LodgeNet Parties files any motion or pleading with the Bankruptcy Court that is not consistent in any respect with this Agreement, the Approved Plan, the Disclosure Statement, the Confirmation Order, the New Term Loan Documents or the Exit Revolver Agreement (in each case with such amendments and modifications as have been effected or would be permitted in accordance with the terms hereof) and such motion or pleading has not been withdrawn prior to the earlier of (i) three (3) business days after the LodgeNet Parties and the Purchaser receive written notice from the Requisite Consenting Lenders and (ii) the entry of an order of the Bankruptcy Court approving such motion;

(xi)                              the Bankruptcy Court grants relief that is inconsistent with this Agreement, the Approved Plan, the New Term Loan Documents or the Exit Revolver Agreement in any material respect (in each case with such amendments and modifications as have been properly effected or are permitted in accordance with the terms hereof);

(xii)                           any of the LodgeNet Parties files, proposes or otherwise supports any plan of liquidation, asset sale of all or a material portion of LodgeNet Interactive’s assets or plan of reorganization other than the Approved Plan;

(xiii)                        upon the discovery of any gross negligence, willful misconduct or fraud by any officer or director of a LodgeNet Party that has a material adverse effect on any Consenting Lender;

(xiv)                       the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, other than a ruling or order that is subject to a bona fide challenge or appeal;

(xv)                          the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Lender Claims or claims granted under the Interim DIP Order or Final DIP Order or the liens securing each of the foregoing, other than a ruling or order that is subject to a bona fide challenge or appeal;

(xvi)                       except as resulting from (A) the filing of the Chapter 11 Cases, (B) any financial covenant default, (C) any payment default (whether of interest or principal or otherwise), (D) any breach or default under the HBO Services Affiliation Agreement for Lodging Industry Distributor, dated as of December 1, 2003 (as amended, supplemented or otherwise modified), between LodgeNet Interactive and Home Box Office, Inc., or (E) any breach or default under the SMATV Sales Agency and Transport Services Agreement, dated as of September 19, 2010 (as amended, supplemented or otherwise modified), as in effect on the date hereof, between LodgeNet Interactive and DirecTV, Inc. (k/n/a DirecTV, LLC), any breach of or default under (subject to applicable grace periods), (i) the Prepetition Credit Agreement that has not been specifically waived, consented to or forborne by the Lenders prior to the date hereof, that would be adverse to the Consenting Lenders, (ii) any waivers or forbearance agreements executed in connection with the Prepetition Credit Agreement, that would be adverse to the Consenting Lenders (iii) the Interim DIP Order or (iv) the Final DIP Order;

(xvii)                    a bankruptcy filing by any of the LodgeNet Parties in any jurisdiction other than as provided for in this Agreement; or

(xviii)                 termination of the Investment Agreement, or if Colony or any LodgeNet Party is in breach of its obligations under the Investment Agreement which breach would permit the other party to terminate the Investment Agreement, and such breach has not been cured or waived within five (5) calendar days of the notice thereof to the Consenting Lenders, provided, however, that if the Requisite Consenting Lenders have not exercised their right to terminate this Agreement pursuant to this Section 5(d)(xviii) and such breach has been cured or waived following such five (5) calendar day period, the Requisite Consenting Lenders shall no longer have the right to terminate this Agreement pursuant to this Section 5(d)(xviii) on account of such breach.

For the avoidance of doubt, the Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agree not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the giving any such notice).

Upon termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under this Agreement or related to this Agreement and the Approved Plan, as applicable, and there shall be no liability or obligation on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 17 hereunder.  Upon termination of this Agreement in accordance with its terms, any and all consents, tenders, waivers, forbearances and votes delivered by a Prepetition Lender Party prior to such termination, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any Party.

6.                                      Good Faith Cooperation; Further Assurances. Each of the Parties shall, and each of the LodgeNet Parties shall cause each of their subsidiaries to, cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring and the Approved Plan.  Furthermore, each of the Parties shall, and each of the LodgeNet Parties shall cause each of their subsidiaries to, take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Approved Plan.

7.                                      Remedies.  All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (for the avoidance of doubt, if there is a breach of the Agreement by a Consenting Lender, money damages shall be an insufficient remedy to the other Consenting Lenders or the LodgeNet Parties and any of the LodgeNet Parties or the other Consenting Lenders can seek specific performance as against another Consenting Lender); provided further that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.  Notwithstanding the foregoing, neither injunctive relief nor specific performance shall be available against any of the LodgeNet Parties.

8.                                      Prior Negotiations and Entire Agreement.  This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and/or among the LodgeNet Parties and the Consenting Lenders (and their respective advisors) with respect to the subject matter hereof; provided that the Parties acknowledge and agree that any confidentiality agreements heretofore executed between the LodgeNet Parties and any Consenting Lender shall continue in full force and effect, as provided therein.

9.                                      Amendments and Waivers.  This Agreement and the New Term Loan Documents may be amended, modified or supplemented only with the express written consent of the Requisite Consenting Lenders.  The Approved Plan, the Disclosure Statement, the Confirmation Order and the Exit Revolver Agreement may be amended, modified or supplemented only with the express written consent of the Requisite Consenting Lenders (such consent not to be unreasonably withheld); provided however that the Approved Plan, the Disclosure Statement and the Confirmation Order may only be amended, modified or supplemented with the express written consent of the Requisite Consenting Lenders, without regard to reasonableness, to the extent such amendment, modification or supplement would have an adverse effect on any Consenting Lender except, with respect to the Disclosure Statement, to the extent necessary to rectify any untrue statements; provided further that no amendment, waiver, modification or other supplement to the Approved Plan or the New Term Loan Documents may impose less favorable treatment of any Consenting Lender Claims, or any group of Consenting Lender Claims, or its or their rights and obligations hereunder and under the Approved Plan or the New Term Loan Documents compared to those of the Consenting Lenders generally, without such Consenting Lender’s, or such group of Consenting Lenders’, express written consent.

10.                               Independent Analysis; Independence of Consenting Lenders.  Each Consenting Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.  Each Consenting Lender is acting independent of the other Consenting Lender and shall not be responsible in any way for the performance of the obligations of any other Consenting Lender.

11.                               Representation by Counsel.  Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

12.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that, if the petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

13.                               Execution Date.  This Agreement shall become effective, and each Party hereto shall be bound to the terms of this Agreement, as of the date the LodgeNet Parties and each of the Consenting Lenders have executed and delivered a signature page to this Agreement (the “Execution Date”).

14.                               Notices.  All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Consenting Lenders, Purchaser, Colony and the LodgeNet Parties, and deemed given when delivered, if delivered by hand, or upon confirmation of transmission, if delivered by email or facsimile, at the addresses and facsimile numbers set forth on Schedule 1 hereto.  Notice of determinations by the Requisite Consenting Lenders will be provided by counsel to the Prepetition Agent to counsel to the LodgeNet Parties.

15.                               Reservation of Rights.  Except as expressly provided in this Agreement (and by implication, the Plan or the New Term Loan Documents), nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests, including the Lender Claims and any other claims against the LodgeNet Parties or other parties, or its full participation in the Chapter 11 Cases, or the rights, remedies and interests of the Purchaser under the Investment Agreement. Without limiting the foregoing sentence in any way, after any termination of this Agreement, the Parties hereto each fully reserve any and all of their respective rights, remedies and interests, in the case of any claim for breach of this Agreement.  Furthermore, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Approved Plan, and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring or the Approved Plan.  Notwithstanding anything contained in this Agreement, this Agreement, the Approved Plan, the Disclosure Statement and all other exhibits, schedules and appendices thereto are subject to Rule 408 of the Federal Rules of Evidence and shall not be admissible into evidence other than in a proceeding seeking to enforce their terms.

16.                               Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.

17.                               Survival.  Notwithstanding (i) any sale, transfer or assignment of the Lender Claims in accordance with Section 3(b) or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 4(b), 8, 10, 11, 12, 15, 19, 22, 23, and 24 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Consenting Lenders in accordance with the terms hereof.

18.                               Successors and Assigns; Severability; Several Obligations.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.

The agreements, representations and obligations of the Consenting Lenders under this Agreement are, in all respects, several and not joint.

19.                               Third-Party Beneficiary.  This Agreement is intended for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder.

20.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

21.                               Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

22.                               Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

23.                               Publicity.  The LodgeNet Parties will submit to Akin Gump all press releases, public filings, public announcements or other communications with any news media relating to this Agreement or the Transactions.  The LodgeNet Parties shall not (a) use the name of any Consenting Lender in any press release without such Consenting Lender’s prior written consent or (b) except as required by law, disclose to any person, other than legal, accounting, financial and other advisors to the LodgeNet Parties, the principal amount or percentage of Lender Claims held by any Consenting Lender or any of its respective subsidiaries; provided, however, that the LodgeNet Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Lender Claims held by the Consenting Lenders as a group.  Notwithstanding the foregoing, the Consenting Lenders hereby consent to the disclosure by the LodgeNet Parties in the Approved Plan and the Disclosure Statement, as applicable, as well as any required filings by the LodgeNet Companies with the Bankruptcy Court or as otherwise required by law or regulation, of the execution, terms and contents of this Agreement and the aggregate principal amount of, and aggregate percentage of, any class of Lender Claims held by the Consenting Lenders as a group.

24.                               Fiduciary Duties.  None of the Consenting Lenders shall have any fiduciary duties or other duties or responsibilities to each other, any Prepetition Lender, the LodgeNet Parties or any of the LodgeNet Parties’ shareholders, creditors or other stakeholders.

25.                               No Solicitation. This Agreement, the Restructuring, the Approved Plan and the transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Approved Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  The LodgeNet Parties will not solicit acceptances of the Approved Plan from any Prepetition Lender until such Prepetition Lender has been provided with copies of the Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

LODGENET STAYONLINE, INC.

By:	/s/ James G. Naro
Name: James G. Naro
‘Title: Senior Vice President and General Counsel

LODGENET INTERNATIONAL, INC.

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

LODGENET HEALTHCARE, INC.

By:	/s/ Gary Kolbeck
Name: Gary Kolbeck
Title: President

ON COMMAND CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

ON COMMAND VIDEO CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

[Signature Page to Plan Support and Lockup Agreement]

PUERTO RICO VIDEO ENTERTAINMENT CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

VIRGIN ISLAND VIDEO ENTERTAINMENT CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

SPECTRADYNE INTERNATIONAL, INC.

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

THE HOTEL NETWORKS, INC.

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

HOTEL DIGITAL NETWORK, INC.

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

[Signature Page to Plan Support and Lockup Agreement]

[PARTICIPATING LENDER]

By:
Name:
Title:

Address:

Attn:
Tel:
Fax:
Email:

Aggregate principal amount of Lender Claims:
$

[Signature Page to Plan Support and Lockup Agreement]

SCHEDULE 1

NOTICE ADDRESSES

If to the LodgeNet Parties:

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, SD 57107

Attn: James Naro, Esq.

Facsimile: (605) 988-1323

Email: james.naro@lodgenet.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth, Avenue

New York, New York 10153

Attn: Gary T. Holtzer, Esq. and Ted S. Waksman, Esq.

Facsimile: (212) 310-8007

Email: gary.holtzer@weil.com and ted.waksman@weil.com

If to a Consenting Lender or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Lender’s signature (or as directed by any transferee thereof), as the case may be, (or at such other addresses or facsimile numbers as shall be specified by like notice) with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael S. Stamer, Esq. and Philip C. Dublin, Esq.

Facsimile: (212) 872-1002

Email: mstamer@akingump.com and pdublin@akingump.com

EXHIBIT A

APPROVED PLAN

EXHIBIT B

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support and Lockup Agreement, dated as of December 30, 2012 (the “Agreement”), by and among the LodgeNet Parties (as defined in the Agreement), [Transferor Consenting Lender Name] (“Transferor”) and certain other lenders party thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Lender” under the terms of the Agreement.

Date Executed:

[TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Fax:
Email:

Aggregate principal amount of Lender Claims outstanding: $ , of which $ was acquired from Transferor

EXHIBIT C

DIP TERM SHEET